Exhibit 10.1

AMENDMENT TO THE ASTEC INDUSTRIES, INC.

1998 Non-employee directors stock incentive PLAN

This Amendment to the Astec Industries, Inc. 1998 Non-Employee Directors Stock Incentive Plan (the "Plan") is made and entered into this 15th day of March 2005, by Astec Industries, Inc. (the "Company").

Pursuant to a resolution of the Compensation Committee of the Board of Directors of the Company, in accordance with Article 11 of the Plan, the Plan is hereby amended as follows:

1. By adding the following sentence to the definition of "Annual Retainer":

"Annual Retainers shall be paid in cash unless a Participant elects instead to receive shares of Common Stock (pursuant to Article 6 hereof) or Options (pursuant to Article 7 hereof) in payment of his or her Annual Retainer."

2. By deleting Article 4 in its entirety and replacing it with the following:

"4. Shares Subject to Plan. The Shares issued under the Plan shall not exceed in the aggregate 200,000 Shares of Common Stock. Such Shares may be authorized and unissued Shares or treasury Shares."

3. By deleting the first sentence of Section 6(a) in its entirety and replacing it with the following:

"In lieu of cash, a Non-Employee Director may elect to receive Shares of Common Stock in payment of his or her Annual Retainer for any Plan Year. A Non-Employee Director who wishes to receive his or her Annual Retainer for a Plan Year in Shares of Common Stock must irrevocably elect to do so prior to the commencement of the Plan Year by delivering a valid Election Form to the Committee or the plan administrator. A Participant making such election shall automatically be granted on the date that Annual Retainers are payable (the "Stock Grant Date") a number of Shares of Common Stock equal to the amount of the Annual Retainer divided by the Fair Market Value per share on the Stock Grant Date."

4. By deleting the first sentence of Section 6(b)(i) in its entirety and replacing it with the following:

"A Participant who elects to receive Shares of Common Stock in payment of his or her Annual Retainer for a Plan Year may elect, pursuant to an irrevocable Election Form delivered to the Committee or the plan administrator prior to the commencement of the Plan Year, to defer the grant of such Shares until the earlier of (i) the Participant's termination of service as a director of the Company, or (ii) another designated date at least three years after the date of such deferral election (in either case, the "Deferral Termination Date")."

5. Except as specifically set forth herein, the terms of the Plan shall remain in full force and effect as prior to this amendment.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer as of the date first above written.

ASTEC INDUSTRIES, INC.
By: /s/ Albert E. Guth
Name: Albert E. Guth
Title: Secretary and Group Vice President-Administration